Exhibit 99

Eaton Reports Fourth Quarter Earnings Per Share of $1.09

Earnings per Share for the Fourth Quarter of $1.46, Excluding Charges of $0.28 Per Share for Acquisition and Divestiture Costs and $0.09 Per Share for Expected Vehicle Warranty Costs

2019 Full Year Operating Cash Flow a Record $3.5 Billion

Earnings Per Share for 2020, Excluding Acquisition and Divestiture Costs, Expected to be Between $5.60 and $5.90

DUBLIN--(BUSINESS WIRE)--February 4, 2020--Power management company Eaton Corporation plc (NYSE:ETN) today announced that earnings per share were $1.09 for the fourth quarter of 2019. Excluding charges of $0.28 per share for acquisition and divestiture transaction and integration costs, and $0.09 per share for expected vehicle warranty costs, earnings per share were $1.46. This is flat with earnings per share in the fourth quarter of 2018.

Sales in the fourth quarter of 2019 were $5.2 billion, down 4 percent from the fourth quarter of 2018. Organic sales were down 4 percent. Acquisitions added ½ percent to sales, which was offset by negative currency translation of ½ percent.

Craig Arnold, Eaton chairman and chief executive officer, said, “Our earnings per share of $1.46, excluding charges for acquisition and divestiture costs and expected vehicle warranty costs, were at the high end of our guidance despite market growth coming in weaker than our expectations. Segment margins were 16.4 percent, while our segment margins excluding the above charges were 17.8 percent. This is above the high end of our guidance range and a 40 basis point improvement over the fourth quarter of 2018.”

“During the fourth quarter, the company recorded a pre-tax charge of $50 million for expected warranty costs in our Vehicle segment,” said Arnold. “The costs are being incurred to correct the performance of a product which incorporated a defective part from a supplier.”

“For full year 2019, sales were $21.4 billion, down 1 percent from 2018 with flat organic sales and negative currency translation of 1 percent,” said Arnold. “Segment margins were 17.2 percent. Segment margins excluding charges for acquisition and divestiture transaction and integration costs and the expected vehicle warranty costs were 17.6 percent, an all-time record and up 80 basis points over 2018.”

“We made a number of major portfolio changes during 2019,” said Arnold. “We sold our Automotive Fluid Conveyance business and signed an agreement to sell our Lighting business. And in January 2020, we announced the sale of our Hydraulics business. The Lighting sale is expected to close in the first quarter of 2020, following receipt of the last regulatory approvals, and the Hydraulics sale is expected to close by the end of the year. We also acquired three businesses during 2019, investing $1.2 billion, and announced just yesterday the acquisition of Power Distribution, Inc. The costs in 2019 associated with all these transactions were $198 million.”

“Earnings per share for 2019 were $5.25. Excluding charges of $0.42 per share for acquisition and divestiture transaction and integration costs, and $0.09 per share for the expected vehicle warranty costs, earnings per share were $5.76. This represents a 7 percent increase over 2018 earnings per share, excluding the impact of the 2018 arbitration decision,” said Arnold. “Operating cash flow was $3.5 billion, and free cash flow was $2.9 billion, both all-time records. Share repurchases in 2019 totaled $1.0 billion, representing 3 percent of shares outstanding at the beginning of the year.”

“Looking at 2020, we expect our organic revenues to be between down 1 percent and up 1 percent versus 2019. The divestitures of our Lighting and Automotive Fluid Conveyance businesses are expected to reduce our sales by 7½ percent while the acquisitions of Souriau-Sunbank, Ulusoy, Innovative Switchgear, and Power Distribution, Inc. are expected to add approximately 2 percent to sales,” said Arnold. “We anticipate adjusted segment margins, which exclude acquisition and divestiture costs, to be between 17.8 percent and 18.2 percent, representing at the midpoint a 40 basis point improvement over 2019, excluding the impact in 2019 of vehicle warranty costs.”

“We expect 2020 adjusted earnings per share to be between $5.60 and $5.90, flat at the midpoint with 2019, excluding the 2019 vehicle warranty costs,” said Arnold. “We anticipate adjusted earnings per share for the first quarter of 2020 to be between $1.16 and $1.26, a 4 percent decrease at the midpoint from the first quarter of 2019.”

Business Segment Results

Sales for the Electrical Products segment were $1.8 billion, down 2 percent from 2018, driven entirely by a decline in organic sales. Excluding Lighting, organic sales grew 1 percent. Operating profits were $340 million. Excluding $15 million of costs related to the divestiture of the Lighting business, adjusted operating profits were $355 million, up 9 percent over the fourth quarter of 2018.

“Operating margins in the fourth quarter were 19.4 percent,” said Arnold. “Excluding costs related to the divestiture of the Lighting business, adjusted operating margins were 20.3 percent, up 210 basis points over 2018 and a fourth quarter record.”

“Orders in the fourth quarter, excluding Lighting, were down 2 percent, with growth strongest in residential and commercial construction markets in the Americas, offset by weakness in industrial markets globally,” said Arnold.

Sales for the Electrical Systems and Services segment were $1.7 billion, up 4 percent over the fourth quarter of 2018. Organic sales were up 2 percent and the acquisitions of Ulusoy and Innovative Switchgear added 2 percent to sales. Operating profits were $276 million. Excluding acquisition costs of $10 million related to Ulusoy and Innovative Switchgear, adjusted operating profits were $286 million, up 7 percent over the fourth quarter of 2018.

“Operating margins were 16.5 percent. Excluding acquisition integration costs, adjusted operating margins were 17.1 percent, an improvement of 50 basis points over 2018 and a fourth quarter record,” said Arnold. “The twelve-month rolling average of our orders in the fourth quarter was up 2.5 percent, with growth across all regions. Excluding hyperscale data center orders, which are sometimes lumpy due to customers placing orders for multiple years in a single quarter, the twelve-month rolling average of our orders in the fourth quarter was up 4 percent.”

“We were pleased to sign yesterday an agreement to acquire Power Distribution, Inc.,” said Arnold. “The acquisition provides us with additional mission-critical products for data center and industrial markets.”

Hydraulics segment sales were $565 million, down 13 percent from 2018 driven entirely by a decline in organic sales. Revenue declined due to continued weakness in the global mobile equipment market and destocking at both OEMs and distributors. Operating profits in the fourth quarter were $54 million, down 36 percent from the fourth quarter of 2018.

“Operating margins were 9.6 percent,” said Arnold. “Orders in the fourth quarter decreased 11 percent from the fourth quarter of 2018, driven by continued weakness in the global mobile equipment market.”

“We are pleased with the agreement we reached two weeks ago to sell our Hydraulics business to Danfoss A/S for $3.3 billion,” said Arnold. “This sale marks a further step in transforming Eaton into a company with higher growth, higher margins, and more consistent earnings. We started this transformation in 2017 with the creation of the Eaton Cummins JV in Vehicle. With the divestitures of Automotive Fluid Conveyance, Lighting, and now Hydraulics, we are continuing to aggressively pursue these objectives.”

Aerospace segment sales were $512 million, up 3 percent over the fourth quarter of 2018. Organic sales were up 2 percent, and the acquisition of Souriau-Sunbank added 1 percent. Operating profits in the fourth quarter were $123 million. Excluding $1 million of acquisition costs related to Souriau-Sunbank, adjusted operating profits were $124 million, up 9 percent over the fourth quarter of 2018.

“Operating margins in the quarter were 24.0 percent. Excluding costs related to the acquisition of Souriau-Sunbank, adjusted operating margins were 24.2 percent, a fourth quarter record and up 130 basis points over 2018,” said Arnold. “The twelve-month rolling average of our orders in the fourth quarter was up 6 percent. We saw particular strength in orders for military, aftermarket, and business jets.”

“We closed the acquisition of Souriau-Sunbank near the end of December,” said Arnold. “We are excited by the growth opportunities in the Aerospace connector market and by the opportunity to take connectors into non-Aerospace markets.”

The Vehicle segment posted sales of $664 million, down 19 percent from the fourth quarter of 2018. Organic sales were down 18 percent and negative currency translation was 1 percent. Operating profits in the fourth quarter were $63 million. Excluding the $50 million expected warranty costs, operating profits were $113 million, down 23 percent from the fourth quarter of 2018.

“Our revenue in Vehicle declined due to the impact of the GM strike, Class 8 OEM shutdowns, and continued global weakness in light vehicles,” said Arnold. “Operating margins in the quarter were 9.5 percent. Excluding the warranty costs, adjusted operating margins were 17.0 percent.”

“We are pleased to have completed the divestiture of our Automotive Fluid Conveyance business at the end of 2019,” said Arnold.

eMobility segment sales were $75 million, down 6 percent from the fourth quarter of 2018, driven entirely by a decline in organic sales. Growth in electric vehicle platforms was more than offset by weakness in legacy internal combustion engine platforms. Operating profits in the fourth quarter were $1 million, reflecting a significant step-up in research and development, and manufacturing start-up costs for new electric vehicle programs.

“Since the formation of the segment in the first quarter of 2018, the mature year revenue from our new program wins is expected to be $450 million,” said Arnold.

Eaton’s mission is to improve the quality of life and the environment through the use of power management technologies and services. We provide sustainable solutions that help our customers effectively manage electrical, hydraulic, and mechanical power – more safely, more efficiently, and more reliably. Eaton’s 2019 revenues were $21.4 billion, and we sell products to customers in more than 175 countries. We have approximately 101,000 employees. For more information, visit www.eaton.com.

Notice of conference call: Eaton’s conference call to discuss its fourth quarter results is available to all interested parties as a live audio webcast today at 11 a.m. United States Eastern Time via a link on Eaton’s home page. This news release can be accessed under its headline on the home page. Also available on the website prior to the call will be a presentation on fourth quarter results, which will be covered during the call.

This news release contains forward-looking statements concerning first quarter and full-year 2020 adjusted earnings per share, organic sales growth, adjusted segment margins, the expected impact on 2020 sales of acquisitions and divestitures, and the closing dates for the Lighting and Hydraulics divestitures. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company’s business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; unanticipated changes in the cost of material and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; strikes or other labor unrest; natural disasters; the performance of recent acquisitions; unanticipated difficulties completing or integrating acquisitions; new laws and governmental regulations; interest rate changes; changes in tax laws or tax regulations; stock market and currency fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

Financial Results

The company’s comparative financial results for the twelve months ended December 31, 2019 are available on the company’s website, www.eaton.com.

EATON CORPORATION plc
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended		Year ended
	December 31		December 31
(In millions except for per share data)	2019	2018	2019	2018
Net sales	$5,238	$5,459	$21,390	$21,609

Cost of products sold	3,556	3,670	14,338	14,511
Selling and administrative expense	874	869	3,583	3,548
Research and development expense	152	145	606	584
Interest expense - net	53	66	236	271
Arbitration decision expense	—	—	—	275
Other expense (income) - net	71	(17)	36	(4)
Income before income taxes	532	726	2,591	2,424
Income tax expense	79	94	378	278
Net income	453	632	2,213	2,146
Less net income for noncontrolling interests	(1)	(1)	(2)	(1)
Net income attributable to Eaton ordinary shareholders	$452	$631	$2,211	$2,145

Net income per share attributable to Eaton ordinary shareholders
Diluted	$1.09	$1.46	$5.25	$4.91
Basic	1.09	1.46	5.28	4.93

Weighted-average number of ordinary shares outstanding
Diluted	415.8	432.4	420.8	436.9
Basic	413.6	429.9	419.0	434.3

Reconciliation of net income attributable to Eaton ordinary shareholders to adjusted earnings
Net income attributable to Eaton ordinary shareholders	$452	$631	$2,211	$2,145
Excluding acquisition integration and divestiture charges (after-tax)	114	—	174	—
Adjusted earnings	$566	$631	$2,385	$2,145

Net income per share attributable to Eaton ordinary shareholders - diluted	$1.09	$1.46	$5.25	$4.91
Excluding per share impact of acquisition integration and divestiture charges (after-tax)	0.28	—	0.42	—
Adjusted earnings per ordinary share	$1.37	$1.46	$5.67	$4.91

See accompanying notes.

EATON CORPORATION plc
BUSINESS SEGMENT INFORMATION

	Three months ended		Year ended
	December 31		December 31
(In millions)	2019	2018	2019	2018
Net sales
Electrical Products	$1,753	$1,797	$7,148	$7,124
Electrical Systems and Services	1,669	1,611	6,287	6,024
Hydraulics	565	653	2,552	2,756
Aerospace	512	497	2,044	1,896
Vehicle	664	821	3,038	3,489
eMobility	75	80	321	320
Total net sales	$5,238	$5,459	$21,390	$21,609

Segment operating profit
Electrical Products	$340	$327	$1,390	$1,311
Electrical Systems and Services	276	268	1,027	896
Hydraulics	54	85	286	370
Aerospace	123	114	495	398
Vehicle	63	147	460	611
eMobility	1	9	17	44
Total segment operating profit	857	950	3,675	3,630

Corporate
Amortization of intangible assets	(87)	(93)	(367)	(382)
Interest expense - net	(53)	(66)	(236)	(271)
Pension and other postretirement benefits (expense) income	(5)	3	(12)	(1)
Arbitration decision expense	—	—	—	(275)
Other corporate expense - net	(180)	(68)	(469)	(277)
Income before income taxes	532	726	2,591	2,424
Income tax expense	79	94	378	278
Net income	453	632	2,213	2,146
Less net income for noncontrolling interests	(1)	(1)	(2)	(1)
Net income attributable to Eaton ordinary shareholders	$452	$631	$2,211	$2,145

See accompanying notes.

EATON CORPORATION plc
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(In millions)	2019	2018
Assets
Current assets
Cash	$370	$283
Short-term investments	221	157
Accounts receivable - net	3,437	3,858
Inventory	2,805	2,785
Assets held for sale	1,377	—
Prepaid expenses and other current assets	518	507
Total current assets	8,728	7,590

Property, plant and equipment - net	3,496	3,467

Other noncurrent assets
Goodwill	13,456	13,328
Other intangible assets	4,638	4,846
Operating lease assets	436	—
Deferred income taxes	372	293
Other assets	1,679	1,568
Total assets	$32,805	$31,092

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$255	$414
Current portion of long-term debt	248	339
Accounts payable	2,114	2,130
Accrued compensation	449	457
Liabilities held for sale	325	—
Other current liabilities	1,741	1,814
Total current liabilities	5,132	5,154

Noncurrent liabilities
Long-term debt	7,819	6,768
Pension liabilities	1,462	1,304
Other postretirement benefits liabilities	328	321
Operating lease liabilities	331	—
Deferred income taxes	396	349
Other noncurrent liabilities	1,204	1,054
Total noncurrent liabilities	11,540	9,796

Shareholders’ equity
Eaton shareholders’ equity	16,082	16,107
Noncontrolling interests	51	35
Total equity	16,133	16,142
Total liabilities and equity	$32,805	$31,092

See accompanying notes.

EATON CORPORATION plc

NOTES TO THE FOURTH QUARTER 2019 EARNINGS RELEASE

Amounts are in millions of dollars unless indicated otherwise (per share data assume dilution).

Note 1. NON-GAAP FINANCIAL INFORMATION

This earnings release includes certain non-GAAP financial measures. These financial measures include adjusted earnings, adjusted earnings per ordinary share, net income per ordinary share excluding the per share impact from acquisition integration and divestiture charges and expense for the expected warranty costs in the Vehicle business segment, net income per ordinary share excluding the per share impact of the arbitration decision expense, operating profit before acquisition integration and divestiture charges for each business segment as well as corporate, and operating profit before acquisition integration and divestiture charges and expense for the expected warranty costs in the Vehicle business segment, each of which differs from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release. Management believes that these financial measures are useful to investors because they exclude certain transactions, allowing investors to more easily compare Eaton Corporation plc's (Eaton or the Company) financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.

Net income per ordinary share of $1.09 for the fourth quarter of 2019 was $1.46 excluding $0.28 per share from acquisition integration and divestiture charges and $0.09 per share expense for expected warranty costs in the Vehicle business segment to correct the performance of a product which incorporated a defective part from a supplier. Net income per ordinary share of $5.25 for the year ended December 31, 2019 was $5.76 excluding $0.42 per share from acquisition integration and divestiture charges and $0.09 per share expense for expected warranty costs in the Vehicle business segment.

Net income per ordinary share of $4.91 for the year ended December 31, 2018 was $5.39 excluding $0.48 per share expense from an arbitration decision related to the legacy Cooper business, which was acquired in 2012.

Note 2. ACQUISITIONS AND DIVESTITURES OF BUSINESSES

Acquisition of Souriau-Sunbank Connection Technologies

On December 20, 2019, Eaton acquired the Souriau-Sunbank Connection Technologies (Souriau-Sunbank) business of TransDigm Group Inc. for a cash purchase price of $903, net of cash received. Headquartered in Versailles, France, Souriau-Sunbank is a global leader in highly engineered electrical interconnect solutions for harsh environments in the aerospace, defense, industrial, energy, and transport markets. Its sales for the 12 months ended June 30, 2019 were $363. Souriau-Sunbank is reported within the Aerospace business segment.

Sale of Automotive Fluid Conveyance business

On December 31, 2019, Eaton sold its Automotive Fluid Conveyance Business to Quantum Capital Partners. The transaction resulted in a pre-tax loss of $66 which was recorded in Other expense (income) - net. This business was reported within the Vehicle business segment.

Pending Sale of Lighting business

On October 15, 2019, Eaton entered into an agreement to sell its Lighting business to Signify N.V. for a cash purchase price of $1.4 billion. The Lighting business, which had sales of $1.6 billion in 2019 as part of the Electrical Products business segment, serves customers in commercial, industrial, residential and municipal markets. During the fourth quarter of 2019, the Company determined the Lighting business met the criteria to be classified as held for sale. Therefore, its assets and liabilities have been presented as held for sale in the Consolidated Balance Sheet as of December 31, 2019. The transaction is subject to customary closing conditions and regulatory approvals and is expected to close in the first quarter of 2020.

Pending Sale of Hydraulics business

On January 21, 2020, Eaton entered into an agreement to sell its Hydraulics business to Danfoss A/S, a Danish industrial company, for $3.3 billion in cash. Eaton’s Hydraulics business, which accounted for 86% of Eaton’s Hydraulics segment revenue in 2019, is a global leader in hydraulics components, systems, and services for industrial and mobile equipment. The business had sales of $2.2 billion in 2019. Eaton is retaining the Filtration and Golf Grip businesses currently reported in the company’s Hydraulics segment. Eaton expects the Hydraulics business to be classified as held for sale during the first quarter of 2020. The transaction is subject to customary closing conditions and regulatory approvals and is expected to close by the end of the year.

Pending Acquisition of Power Distribution, Inc.

On February 3, 2020, Eaton reached an agreement to acquire Power Distribution, Inc. a leading supplier of mission critical power distribution, static switching, and power monitoring equipment and services for data centers and industrial and commercial customers. The company is headquartered in Richmond, Virginia, and had 2019 sales of $125. The transaction is subject to customary closing conditions and is expected to close in the first quarter of 2020. Power Distribution, Inc. will be reported within the Electrical Systems and Services business segment.

Note 3. ACQUISITION INTEGRATION, DIVESTITURE AND VEHICLE WARRANTY CHARGES

Eaton incurs integration charges and transaction costs to acquire businesses, and transaction and other charges to divest and exit businesses. Also during the fourth quarter of 2019, the Company recorded a pre-tax charge of $50 for expected warranty costs in our Vehicle business segment. The costs are being incurred to correct the performance of a product which incorporated a defective part from a supplier. A summary of these charges follows:

	Acquisition integration and divestiture charges		Vehicle warranty charges		Operating profit as reported		Operating profit excluding charges
	Three months ended December 31
	2019	2018	2019	2018	2019	2018	2019	2018
Business segments
Electrical Products	$15	$—	$—	$—	$340	$327	$355	$327
Electrical Systems and Services	10	—	—	—	276	268	286	268
Hydraulics	—	—	—	—	54	85	54	85
Aerospace	1	—	—	—	123	114	124	114
Vehicle	—	—	50	—	63	147	113	147
eMobility	—	—	—	—	1	9	1	9
Total business segments	26	—	50	$—	$857	$950	$933	$950
Corporate	107	—	—	—
Total charges before income taxes	133	—	50	—
Income taxes	19	—	11	—
Total after income taxes	$114	$—	$39	$—
Per ordinary share - diluted	$0.28	$—	$0.09	$—

	Acquisition integration and divestiture charges		Vehicle warranty charges		Operating profit as reported		Operating profit excluding charges
	Year ended December 31
	2019	2018	2019	2018	2019	2018	2019	2018
Business segments
Electrical Products	$21	$—	$—	$—	$1,390	$1,311	$1,411	$1,311
Electrical Systems and Services	14	—	—	—	1,027	896	1,041	896
Hydraulics	—	—	—	—	286	370	286	370
Aerospace	1	—	—	—	495	398	496	398
Vehicle	—	—	50	—	460	611	510	611
eMobility	—	—	—	—	17	44	17	44
Total business segments	36	—	50	—	$3,675	$3,630	$3,761	$3,630
Corporate	162	—	—	—
Total charges before income taxes	198	—	50	—
Income taxes	24	—	11	—
Total after income taxes	$174	$—	$39	$—
Per ordinary share - diluted	$0.42	$—	$0.09	$—

Business segment charges in 2019 related to the planned divestiture of the Lighting business and the acquisitions of Ulusoy Elektrik Imalat Taahhut ve Ticaret A.S., Innovative Switchgear Solutions, Inc., and Souriau-Sunbank, and were included in Cost of products sold, Selling and administrative expense or Research and development expense. In Business Segment Information, the charges reduced Operating profit of the related business segment.

Corporate charges in 2019 are primarily related to the planned divestiture of the Lighting business, the loss on the sale of the Automotive Fluid Conveyance business, and other charges to exit businesses, and were included in Selling and administrative expense and Other expense (income) - net. In Business Segment Information, the charges were included in Other corporate expense - net.

Contacts

Eaton Corporation plc
Kelly Jasko, Media Relations, +1 (440) 523-5304, kellymjasko@eaton.com
Yan Jin, Investor Relations, +1 (440) 523-7558